Supplement dated July 27, 2005 to Prospectus Supplement dated May 27, 2005 (To Prospectus dated January 21, 2005)

$2,544,100,000 (Approximate)

Asset-Backed Pass-Through Certificates,

Series 2005-WCW1

Park Place Securities, Inc.

Depositor

Ameriquest Mortgage Company

Seller

Countrywide Home Loans Servicing LP

Master Servicer

The risk factor titled “Regulatory Matters Concerning Ameriquest Mortgage Company” on page S-25 is replaced in its entirety with the following:

Regulatory Matters Concerning Ameriquest Mortgage Company

Representatives of the financial regulatory agencies and/or attorney general's offices of thirty states (the “States”) have raised concerns relating to the lending policies of Ameriquest Mortgage Company and its retail lending affiliates, Bedford Home Loans, Inc., and Town & Country Credit Corp. (collectively, the “Affiliates”) for the appropriateness of discount points charged prior to February 2003; the accuracy of appraisal valuations; stated income loans and oral statements to borrowers relating to loan terms and disclosures. Based on extensive discussions with the States, ACC Capital Holdings Corporation (“ACCCHC”), the parent of the Affiliates, has recorded a provision of $325 million in its financial statements representing its best estimate of the ultimate financial liability. Recording this provision causes a default under specific provisions of two lender agreements (and if not cured, a default under the cross-default provision of all agreements with its lenders), however, ACCCHC has obtained a waiver of such provisions from the lenders.

The definition of “Sequential Trigger Event” on page S-86 is replaced in its entirety with the following:

A “Sequential Trigger Event” is in effect if (i) the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Due Period (after giving effect to scheduled payments received or advanced on or before the related Determination Date and principal prepayments received during the related Prepayment Period) divided by the sum of the aggregate principal balance of the Initial Mortgage Loans as of the Cut-off Date and the Original Pre-Funded Amounts exceeds (x) on any Distribution Date before the 25th Distribution Date 1.30%, or (y) on any Distribution Date from and including the 25th Distribution Date through and including the 36th Distribution Date, 2.90%, or (ii) after the 36th Distribution Date, a Trigger Event is in effect.

Morgan Stanley	Merrill Lynch & Co.

(Joint Lead Managers and Book Runners)

Countrywide Securities Corporation	Goldman, Sachs & Co.

(Co-Managers)